SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C. 20549



                                    FORM 8-K/A

                                  CURRENT REPORT


                          Pursuant to Section 13 or 15(d) of the
                             Securities Exchange Act of 1934





         DATE OF REPORT (Date of earliest event reported):  February 17, 1995


                                FIRST COMMERCE CORPORATION
                 (Exact name of registrant as specified in its charter)


        LOUISIANA                      0-7931                  72-0701203
 (State of incorporation)     (Commission File Number)        (IRS Employer
                                                         Identification Number)



                      210 BARONNE ST., NEW ORLEANS, LOUISIANA  70112
                   (Address of principal executive offices - Zip Code)




        Registrant's telephone number, including area code:    (504) 561-1371


                                           N/A
             (Former name or former address, if changed since last report)

               Item 7.   Financial Statements and Exhibits.

               (a) Consolidated Financial Statements of First Bancshares, Inc. and subsidiary:

                         Report of Independent Public Accountant
                         Consolidated Balance Sheet as of December 31, 1994 Consolidated Statement of Income for the year ended December 31, 1994
                         Consolidated Statement of Shareholders' Equity for
                           the year ended December 31, 1994
                         Consolidated Statements of Cash Flows for the year
                           ended December 31, 1994
                         Notes to Consolidated Financial Statements

               (b) First Commerce Corporation Pro Forma Condensed Combined Financial Statements (Unaudited):

                         Pro Forma Condensed Combined Balance Sheet  as  of
                           December 31, 1994
                         Pro  Forma  Condensed Combined Statement of Income
                           for the year ended December 31, 1994
                         Pro Forma Condensed  Combined  Statement of Income
                           for the year ended December 31, 1993
                         Pro Forma Condensed Combined Statement  of  Income
                           for the year ended December 31, 1992
                         Notes  to  Pro  Forma Condensed Combined Financial
                           Statements

               (c)  Exhibits

                    2 Agreement and Plan of Merger dated May 27, 1994, included as Exhibit 2 to First Commerce Corporation's Registration Statement on Form S-4 (Registration Number 33-54865) and incorporated herein by reference.

                    4.1 Indenture between First Commerce Corporation and Republic Bank Dallas, N.A. (now NationsBank of Texas, N.A.), Trustee, including the form of 12-3/4% Convertible Debenture due 2000, Series A included as Exhibit 4.1 to First Commerce Corporation's Annual Report on Form 10-K for the year ended December 31, 1985 and incorporated herein by reference.

                    4.2 Indenture between First Commerce Corporation and Republic Bank Dallas, N.A. (now NationsBank of Texas, N.A.), Trustee, including the form of 12-3/4% Convertible Debenture due 2000, Series B included as Exhibit 4.2 to First Commerce Corporation's Annual Report on Form 10-K for the year ended December 31, 1986 and incorporated herein by reference.

                    23   Consent of Arthur Andersen LLP.

               FIRST BANCSHARES, INC. AND SUBSIDIARY

               FINANCIAL STATEMENTS
               AS OF DECEMBER 31, 1994 AND
               FOR THE YEAR THEN ENDED
               TOGETHER WITH AUDITORS' REPORT

             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Shareholders and Board of
Directors of First Bancshares, Inc.:

We have audited the accompanying consolidated balance sheet of First Bancshares, Inc. (a Louisiana corporation) and subsidiary as of December 31, 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Bancshares, Inc. and subsidiary as of December 31, 1994, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.










New Orleans, Louisiana,
March 17, 1995

               FIRST BANCSHARES, INC. AND SUBSIDIARY

                    CONSOLIDATED BALANCE SHEET

                      AS OF DECEMBER 31, 1994


                        ASSETS                                  1994
                        ______                                  _____

CASH AND DUE FROM BANKS                                     $11,308,487

FEDERAL FUNDS SOLD                                           28,030,000

INVESTMENT SECURITIES AVAILABLE FOR SALE, at fair value      35,224,312
value

INVESTMENT SECURITIES HELD TO MATURITY (fair value of
 approximately $3,093,112)                                    3,083,733

LOANS                                                       150,511,232
 Less:  Reserve for possible loan losses                     (2,277,487)
                                                            ___________
      Net loans                                             148,233,745

PREMISES AND EQUIPMENT, net                                   5,717,912

OTHER REAL ESTATE, net                                        1,688,516

ACCRUED INCOME RECEIVABLE                                     1,060,042

OTHER ASSETS                                                  9,863,281
                                                            ___________
      Total assets                                         $244,210,028
                                                            ===========
                     LIABILITIES
                     ___________

DEPOSITS:
 Non-interest bearing                                       $43,507,144
 Interest bearing                                           174,931,829
                                                            ___________
      Total deposits                                        218,438,973

NOTE OPTION ACCOUNT                                             490,933

DIVIDENDS PAYABLE                                               811,209

ACCRUED TAXES, INTEREST AND EXPENSES                          3,795,674
                                                            ___________
      Total liabilities                                     223,536,789
                                                            ___________

                 SHAREHOLDERS' EQUITY
                 ____________________

COMMON STOCK, $1 par value, 907,500 shares authorized,
  847,658  shares issued and outstanding after
  deduction of treasury stock                                   847,787

PAID-IN CAPITAL                                               3,823,218

RETAINED EARNINGS                                            16,494,776

INVESTMENT SECURITIES MARKET VALUATION, net of tax             (489,551)

TREASURY STOCK, 129 shares at cost                               (2,991)
                                                            ___________
      Total shareholders' equity                             20,673,239
                                                            ___________
      Total liabilities and shareholders' equity           $244,210,028
                                                            ===========

 The accompanying notes are an integral part of these consolidated financial statements.

               FIRST BANCSHARES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF INCOME

               FOR THE YEAR ENDED DECEMBER 31, 1994


                                                           1994
                                                           ____
INTEREST INCOME:
 Interest and fees on loans                             $15,358,109
 Interest on securities-
  U. S. Treasury securities                               1,496,762
   Mortgage-backed securities and collateral mortgage
    obligatios                                            1,496,143
  State and political obligations                           109,109
 Interest on deposits with banks                              7,401
 Interest on Federal funds sold and other investments     1,510,331
                                                         __________
   Total interest income                                 19,977,855
                                                         __________
INTEREST EXPENSE:
 Interest on deposits                                     4,741,781
 Interest on parent company borrowings                       27,732
  Interest on short-term borrowings                          14,508
                                                         __________
   Total interest expense                                 4,784,021
                                                         __________
NET INTEREST INCOME                                      15,193,834

PROVISION FOR POSSIBLE LOAN LOSSES                          125,000
                                                         __________
NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN
 LOSSES                                                  15,068,834
                                                         __________
NON-INTEREST INCOME:
 Service charges on deposits                              2,033,309
 Net securities gains                                        64,631
 Net other real estate gains                                223,063
 Other income                                               228,743
                                                         __________
   Total non-interest income                              2,549,746
                                                         __________
NON-INTEREST EXPENSE:
 Salaries and benefits                                    6,112,475
 Occupancy                                                1,451,897
 Net other real estate expense                              209,240
 Other operating expenses                                 4,580,861
                                                         __________
   Total non-interest expense                            12,354,473
                                                         __________
INCOME BEFORE INCOME TAXES                                5,264,107
                                                         __________
PROVISION (CREDIT) FOR INCOME TAXES:
 Current                                                  2,353,198
 Deferred                                                  (167,554)
                                                         __________
   Total provision for income taxes                       2,185,644
                                                         __________
NET INCOME                                               $3,078,463
                                                         ==========
EARNINGS PER SHARE:                                       $    3.63
                                                         ==========

 The accompanying notes are an integral part of these consolidated financial statements.

                            FIRST BANCSHARES, INC. AND SUBSIDIARY

                  CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                             FOR THE YEAR ENDED DECEMBER 31, 1994






                                                                                                                     Investment
                                  Common Stock            Treasury Stock                                             Securities
                                  ____________            ______________           Paid-In          Retained           Market
                                 Shares     Amount     Shares       Amount        Capital          Earnings         Valuation
                                 ______     ______     ______       ______        _______          ________         __________
BALANCE, December 31, 1993
  (as restated)                847,787    $847,787       -         $  -        $3,823,218        $14,227,522      $  683,781
 Purchase of treasury stock       -          -           (129)      (2,991)          -                -                 -
 Dividends ($0.957 per share)     -          -           -            -              -              (811,209)           -
 Net change in investment
  securities market
  valuation-net of tax            -          -           -            -              -                -           (1,173,332)
 Net income - 1994                -          -           -            -              -             3,078,463            -
                               _______    ________     ______      _______     __________        ___________      __________
BALANCE, December 31, 1994     847,787    $847,787       (129)     $(2,991)    $3,823,218        $16,494,776      $ (489,551)

The accompanying notes are an integral part of these consolidated financial statements.

                      FIRST BANCSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                                                               1994
                                                                             _________
OPERATING ACTIVITIES:
 Net income                                                                 $3,078,463
  Adjustments to reconcile net income to net operating cash flows-
  Provision for possible loan losses                                           125,000
  Depreciation                                                                 778,392
  Net accretion of security discount and premium                                (1,316)
  Net other real estate gains                                                 (223,063)
  Decrease in accrued income receivable                                        248,736
  Increase in accrued taxes, interest and expenses                           2,607,828
  Net securities gains                                                         (64,631)
  Net increase in other assets                                                (409,158)
  Deferred tax benefit                                                        (167,554)
                                                                            __________
      Net operating cash flows                                               5,972,697
                                                                            __________
INVESTING ACTIVITIES:
  Proceeds from debentures                                                   1,000,000
  Proceeds from sales of investment securities available for sale            1,485,763
  Proceeds from sales of investment securities held to maturity              3,560,000
  Proceeds from maturities of investment securities available for sale      20,715,782
  Proceeds from maturities of investment securities held to maturity         1,315,390
 Purchases of investment securities available for sale                     (20,108,657)
 Net decrease in loan portfolio                                              9,480,372
 Net increase in Federal funds sold                                        (26,030,000)
 Proceeds from sales of premises and equipment                                 309,286
    Purchase of premises and equipment                                        (126,735)
 Proceeds from sales of other real estate                                      751,341
                                                                            __________
      Net investing cash flows                                              (7,647,458)
                                                                            __________
FINANCING ACTIVITIES:
  Net decrease in interest-free, money market, savings and NOW deposits     (8,841,392)
 Net increase in certificates of deposit                                    11,889,027
 Net decrease in note payable and other borrowings                          (1,460,197)
 Purchase of treasury stock                                                     (2,991)
                                                                            __________
      Net financing cash flows                                               1,584,447
                                                                            __________
DECREASE IN CASH AND DUE FROM BANKS                                            (90,314)
                                                                            __________
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                                11,398,801
                                                                            __________
CASH AND DUE FROM BANKS AT END OF YEAR                                     $11,308,487
                                                                            ==========
CASH PAID FOR INTEREST                                                      $4,802,909
                                                                            ==========
CASH PAID FOR INCOME TAXES                                                  $2,635,000
                                                                            ==========


   The accompanying notes are an integral part of these consolidated financial statements.

               FIRST BANCSHARES, INC. AND SUBSIDIARY


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         DECEMBER 31, 1994



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     __________________________________________

Basis of Presentation
_____________________

The accounting principles and reporting policies of First
Bancshares, Inc. (the Company) conform with generally accepted accounting principles. The following is a description of the more significant of these policies.

Consolidation
_____________

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, First Bank (the Bank).
Intercompany accounts and transactions are eliminated in consolidation.

Investment Securities
_____________________

As of December 31, 1993, the Company adopted the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Under this standard, securities classified as held to maturity are those debt securities in which the Bank has the positive intent and ability to hold to maturity. These criteria are not considered satisfied when a security would be available to be sold in response to significant interest rate changes which were not anticipated in the Bank's asset and liability management strategies, changes in the types of products offered by the Bank, changes in its deposit structure, or potential liquidity needs. The Bank has no trading securities, which are defined as securities bought and held principally for the purpose of selling them in the near term. Securities not meeting the criteria for classification as held to maturity or trading are classified as securities available for sale.

Securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts, using the interest method or the straight-line method, when it does not differ materially from the interest method. Available for sale securities are carried at fair value, with the difference between amortized cost and fair value reflected in shareholders' equity, net of tax, as an investment securities market valuation account. Fair value for securities is determined from quoted prices or, where no quoted market price exists, from quoted prices of similar securities of comparable risk and maturity. Premiums and discounts on mortgage-backed securities are amortized at a constant rate with monthly adjustments for the amount of prepayments in relation to the remaining balance. The lives used are adjusted periodically due primarily to prepayment variations resulting from changes in market interest rates.

During 1994, the Bank sold $10,143,000 of securities out of its available for sale portfolio, resulting in gross realized losses of $538,000 and gross realized gains of $35,000, and sold $3,992,000 of securities out of its held to maturity portfolio, resulting in gross realized losses of $432,000 and no realized gains. In addition, the Company realized a gain of $1,000,000 on the redemption of the First Continental Bancshares, Inc. debentures, as discussed further in Note 3. The securities were sold out of the held to maturity portfolio because the Federal Financial Institutional Examination Council deemed them high risk and recommended the sale. Of the total amount sold, approximately $8,139,000 were not settled as of December 31, 1994. These securities are included in other assets in the consolidated balance sheet.

Interest earned on investment securities is included in interest income. The adjusted cost of the specific security sold is used to compute the gain or loss on the sale of an investment security. Such gains or losses are shown separately as a component of non-interest income in the consolidated statement of income.

Loans
_____

Loans are stated at the principal balance outstanding less unearned discount on certain consumer loans. Interest on loans, other than certain consumer loans, is recognized as income based on the principal balance outstanding. Interest on certain consumer loans is recognized as income over the term of the loan using the sum-of-the-months' digits method, which does not differ materially from the interest method. Accrual of interest on a loan is discontinued when management believes that collection of interest is doubtful, after considering economic and business conditions and collection efforts, and reviewing the borrower's financial condition. Income is recorded on a cash basis for nonaccrual loans.

Nonperforming Loans
___________________

Loans and leases past due 90 days or more are considered to be performing loans and leases until placed on nonaccrual status. Loans and leases are placed on nonaccrual status when, in the opinion of management, there is sufficient uncertainty as to timely collection of interest or principal so as to preclude the recognition in reported earnings of some or all of the contractual interest. When a loan is placed on nonaccrual status, interest accrued but not collected is usually reversed against interest income. Generally, any payments received on nonaccrual loans and leases are first applied to reduce outstanding principal amounts. Loans are not reclassified as accruing until interest and principal payments are brought current and future payments are reasonably assured.

Reserve for Possible Loan Losses
________________________________

The provision for possible loan losses charged to operating expense is determined by management based on a review of the past loan loss experience and an evaluation of the quality of the current loan portfolio. The reserve for possible loan losses is based on estimates and ultimate losses may vary from current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known.

Premises and Equipment
______________________

Premises and equipment are stated at cost, net of accumulated depreciation. Depreciation expense is computed primarily on a straight-line basis over the estimated useful lives of the depreciable assets. Maintenance and repairs are charged to operating expense, and gains or losses on dispositions are reflected currently in the consolidated statement of income.

Income Taxes
____________

Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." In general, under this accounting standard, deferred taxes are recognized based on temporary differences between book and tax bases of assets and liabilities as of the balance sheet date. The change in net deferred assets or liabilities between periods is recognized as a deferred tax expense or benefit in the consolidated statement of income. Income taxes and the impact of adopting SFAS No. 109 are discussed in more detail in Note 7.

Other Real Estate
_________________

The cost basis of foreclosed real estate and other assets is established at the lower of the loan balance or fair value less estimated costs to sell the asset at the time of foreclosure. Any excess of the loan balance over the fair value less estimated costs to sell at foreclosure is charged to the reserve for possible loan losses. Subsequent declines in fair value of the assets below the initial cost basis are provided for in the reserve for other real estate losses in the period the decline is noted. These reserves are periodically adjusted as fair values change; however, the net carrying value of each asset never exceeds the cost basis.
Expenses associated with owning and operating other real estate and gains and losses on disposition of such assets are recorded in earnings in the period incurred.

New Financial Accounting Standards
__________________________________

In November, 1992, the FASB issued Statement No. 112, "Employers'
Accounting for Postemployment Benefits," which was effective for the Company for the year ended December 31, 1994. This statement had no material impact on the Company.

In May, 1993, the FASB issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118, which requires that impaired loans that are within the scope of this statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's market price or the fair value of the collateral if the loan is collateral dependent. Adoption of the new standard is required for fiscal years beginning after December 15, 1994. The effect, if any, the new standards may have on the Bank's financial position and results of operations is not expected to be significant.

2.   MERGER:
     ______

On May 27, 1994, the Company and First Commerce Corporation (FCC) entered into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Company would merge with and into FCC and each outstanding share of the Company's Common Stock would be converted into shares of FCC Common Stock. On February 17, 1995, the merger was consummated, which resulted in the issuance of 2,705,537 shares of FCC Common Stock in exchange for all outstanding shares of the Company's Common Stock (a final exchange ratio of 3.19 to 1). As of December 31, 1994, the Company accrued approximately $1.1 million of fees and expenses associated with the merger. This amount is included in other operating expenses in the consolidated statement of income.

3.   INVESTMENT SECURITIES:
     _____________________

The amortized cost and estimated fair values of investments in securities are as follows:


                    AGGREGATE BOOK AND ESTIMATED FAIR VALUES
                    ________________________________________

                                           December 31, 1994
                         ___________________________________________________________________________
                                                                                         Fair Value/
                                          Unrealized    Unrealized         Estimated        Book
Held to Maturity         Book Value         Gains         Losses          Fair Value     Difference
________________         __________       __________    __________        __________     __________
U. S. government direct
 agency obligations       $1,502,517     $    -            $(827)         $1,501,690       $(827)
State and political
 obligations               1,581,216          10,206        -              1,591,422      10,206
                          __________     ___________     _______          __________     _______

   Total                  $3,083,733     $    10,206       $(827)         $3,093,112      $9,379
                          ==========     ===========     =======          ==========     =======


                                                                                         Fair Value/
                                          Unrealized    Unrealized         Estimated        Book
Available for Sale       Book Value         Gains         Losses          Fair Value     Difference
__________________       __________       __________    __________        __________     __________
U. S. Treasury           $18,159,147     $    -        $(424,924)        $17,734,223   $(424,924)
U. S. government direct
agency obligations         4,770,846          -             (533)          4,770,313        (533)
U. S government
agencies:
 Mortgage-backed
  securites                7,981,318          -         (143,156)          7,838,162    (143,156)
 Collateral mortgage
  obligations              3,966,293          -         (173,679)          3,792,614    (173,679)
 Other investments         1,089,000          -             -              1,089,000        -
                          __________     ___________     _______          __________     _______

   Total                 $35,966,604     $    -        $(742,292)        $35,224,312   $(742,292)
                          ==========     ===========     =======          ==========     =======


The amortized cost and estimated fair value of debt securities at December 31, 1994, by contractual maturity, are shown below.
Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


        AMORTIZED COST AND ESTIMATED FAIR VALUE BY MATURITY
        ___________________________________________________

                                               Estimated
     Held to Maturity          Book Value      Fair Value     Difference
     ________________          __________      __________     _________
Due in one year or less       $  455,000      $  455,584       $   584
Due after one year through
 five years                    2,126,371       2,132,218         5,847
Due after five years through     502,362         505,310         2,948
                               _________       _________        ______
   Total                      $3,083,733      $3,093,112       $ 9,379
                               =========       =========        ======




                                               Estimated
     Available for Sale        Book Value      Fair Value     Difference
     __________________        _________       __________     __________

Due in one year or less       $9,987,314      $9,890,700      $(96,614)
Due after one year through
 five years                   12,942,679      12,613,836      (328,843)
                              __________      __________       _______
                              22,929,993      22,504,536      (425,457)
Equity securities              1,089,000       1,089,000          -
Mortgage-backed securities    11,947,611      11,630,776      (316,835)
                              __________      __________       _______
   Total                     $35,966,604     $35,224,312     $(742,292)
                              ==========      ==========      ========

The Bank's mortgage-backed securities consist of ownership interests in pools of residential mortgages guaranteed by a U.S. government agency with contract maturities ranging from approximately 1 to 36 years; however, the underlying mortgages are subject to significant prepayments, primarily when contractual interest rates exceed the current market rate on similar mortgages. Based on current prepayment assumptions, the estimated average remaining life of these securities was approximately 5.65 years at December 31, 1994.

Investment securities with book values of $7,613,000 at December 31, 1994 were pledged as security for public deposits and other liabilities as required by law.

At December 31, 1994, the company owned $1,089,000 in stock at book and fair value in the Federal Home Loan Bank of Dallas. This stock is included in the Company's available for sale portfolio.

The Bank held a $1,000,000 investment in debentures of an affiliated bank representing 12% mandatory convertible subordinated debentures of First Continental Bancshares, Inc.
(FCB). The debentures were issued in 1986 and were to mature in 1996 with principal payment to be made with 78 shares of FCB common stock per thousand in debenture face value. During 1988 and 1989, a reserve equal to the cost of these debentures was recorded. During 1994, FCB and Hibernia Corporation (Hibernia) merged. Under the terms of the agreement, Hibernia redeemed all of the outstanding principal and accrued interest related to FCB's outstanding debentures. The debenture agreement required a redemption price of 105% if redeemed during the twelve-month period ending November 15, 1994. Therefore, the Bank received $1,000,000 of principal and accrued interest of $745,000 on August 1, 1994 and a premium of approximately $50,000. As discussed above, the Bank had assigned no value to the FCB debentures and related accrued interest in the accompanying financial statements; therefore, the Bank recognized income upon collection of the principal, accrued interest and related premium. The accrued interest and premium are included in interest on other investments. The collection of principal is included in net securities gains.

4.   LOANS:
     _____

The composition of the loan portfolio is as follows:

                                      December 31,
                                          1994
                                      ____________

COMMERCIAL AND INDUSTRIAL
 LOANS, other than real estate        $ 8,033,000

REAL ESTATE LOANS-
 Residential properties                51,523,000
 Commercial properties                 50,950,000

CONSUMER LOANS                         43,095,000
                                      ___________
                                      153,601,000
LESS:  Unearned discount               (3,090,000)
                                      ___________
                                     $150,511,000
                                      ===========

The Bank grants commercial, real estate and consumer loans to customers located primarily in St. Tammany Parish and the surrounding area. The Bank evaluates the credit risk of each customer on an individual basis and, where deemed appropriate, collateral is obtained. Collateral varies by individual loan customer but may include accounts receivable, inventory, real estate, equipment, deposits, personal and government guarantees, and general security agreements. Access to collateral is dependent upon the type of collateral obtained. On an on-going basis, the Bank monitors its collateral and the collateral value related to the loan balance outstanding.

5.   RESERVE FOR POSSIBLE LOAN LOSSES
     AND OTHER REAL ESTATE LOSSES:
     ____________________________

The provision for possible loan losses charged to expense is determined in accordance with the policy described in Note 1.
Transactions in the reserve for possible loan losses during 1994 were as follows:

                                            1994
                                         _________

Balance, beginning of year              $2,157,000
Provision for possible loan losses         125,000
Losses charged to the reserve             (277,000)
Recoveries of loans previously
 charged-off                               272,000
                                         _________
Balance, end of year                    $2,277,000
                                         =========

Transactions in the reserve for other real estate losses during 1994 were as follows:

                                            1994
                                         _________

Balance, beginning of year              $  403,000
Write-downs charged to the reserve        (152,000)
                                         _________
Balance, end of year                    $  251,000
                                         =========

Nonperforming assets include loans on nonaccrual status and real estate acquired through foreclosure. Loans past due 90 days or more are considered to be performing assets until placed on nonaccrual status. Nonperforming assets included in the accompanying consolidated balance sheet are as follows:

                                        December 31,
                                           1994
                                        ___________

Nonperforming assets:
  Nonaccrual loans                      $  145,000
  Other real estate, net                 1,689,000
                                        __________
       Total nonperforming assets       $1,834,000
                                        ==========
       Loans past due 90 days or more
         and not on nonaccrual status   $    6,000
                                        ==========

No income was recognized on nonaccrual loans in 1994. If the accrual of interest on these loans had not been suspended, their recorded income would have totaled approximately $56,000.

In the opinion of management, progress has been made in its credit risk management process and only normal risk and loss potential remains in the loan portfolio. Consequently, the Company does not anticipate significant increases in the level of nonperforming assets in the foreseeable future. The current level of nonperforming assets is not anticipated to have a significant, adverse effect on the results of operations of the Company.

6.   PREMISES AND EQUIPMENT:
     ______________________

Premises and equipment, stated at cost less accumulated depreciation, consist of the following:

                                          Estimated       December 31,
                                          Useful Life         1994
                                          ___________     ____________

Land                                         -            $2,552,463
Buildings and leasehold improvements      5-40 years       5,600,240
Furniture, fixtures and equipment         3-10 years       5,589,434
                                                          __________
                                                          13,742,137
Less- accumulated depreciation                            (8,024,225)
                                                          __________
                                                          $5,717,912
                                                          ==========

Depreciation included in occupancy expense totaled $778,000 in 1994.

7.   FEDERAL INCOME TAXES:
     ____________________

Net deferred tax assets, which are included in other assets in the consolidated balance sheets, were approximately $656,000 as of December 31, 1994. The components of deferred taxes as of December 31, 1994 were as follows:

                                           December 31,
                                               1994
                                           ____________

       Deferred tax assets:
       Reserve for possible loan losses      $247,000
       Other real estate                      215,000
       Net unrealized loss on securities
       available for sale                     252,000
       Accrued compensation                   235,000
       Other                                    6,000
                                             ________
                   Subtotal                   955,000

       Deferred tax liability:
           Premises and equipment            (299,000)
                                             ________
       Net deferred tax asset                $656,000
                                             ========

In accordance with the provisions of SFAS No. 115 (Note 1), the benefit related to the net unrealized loss on securities available for sale is not included in deferred tax provision in the consolidated statement of income; instead, it is included in the investment securities market valuation account in the consolidated balance sheet.

Under SFAS No. 109, a valuation allowance must be established against deferred tax assets if, based on all available evidence, it is more likely than not that some or all of the assets will not be realized. Based on income taxes paid during the available carryback period, management believes that a valuation allowance is not required as of December 31, 1994.

The effective tax rate is less than the statutory Federal income tax rate for the year ended December 31, 1994 because of the following:

                                             1994
                                             ____

               Statutory tax rate            34.0%
               Tax exempt income             (1.4)
               Non-deductible expenses        9.1
               Other                         (0.2)
                                             ____
               Effective tax rate            41.5%
                                             ====

The Company adopted SFAS No. 109 "Accounting for Income Taxes" effective January 1, 1993. The cumulative effect of adoption of the accounting principle was recorded as $677,000. During 1994, it was determined that the temporary differences recorded associated with premises and equipment were misstated. As a result, the cumulative effect has been restated to be $40,000, resulting in a reduction to retained earnings as of December 31, 1993 of $632,000.

8.   SHAREHOLDERS' EQUITY:
     ____________________

Earnings per share are calculated based upon 847,666 weighted average shares outstanding in 1994.

During 1994, the Company purchased 129 shares of outstanding common stock for $23.19 per share. The total cost of this purchase is reflected as treasury stock in the consolidated balance sheet.

In connection with the merger discussed in Note 2, the Company and FCC agreed that the Company would pay a dividend to its shareholders because the merger was not consummated prior to the payment of a dividend by FCC to its shareholders for the quarter ending December 31, 1994. The board declared an equivalent dividend on December 31, 1994, which consisted of a cash dividend of $.45 per share ($381,446), which was paid in January, 1995 and a contingent dividend to be determined based upon the final exchange ratio. The contingent dividend of $.507 per share, or $429,763, was accrued as of December 31, 1994 and paid on February 17, 1995 and has been included in dividends payable as of December 31, 1994. This dividend was determined by multiplying the final exchange ratio by the amount of the FCC dividend paid in the fourth quarter of 1994, less the $.45 dividend previously paid by the Company.

9.   RELATED PARTY TRANSACTIONS:
     __________________________

In the ordinary course of business, the Bank makes loans to its directors, executive officers and principal shareholders. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Loans made to directors, executive officers and principal shareholders, including their family members and companies in which they have a significant ownership interest, are summarized as follows:

          Balance, December 31, 1993         $2,501,000
          Additions                             369,000
          Repayments                         (1,023,000)
                                             __________
          Balance, December 31, 1994         $1,847,000
                                             ==========

10.  REGULATORY MATTERS:
     __________________

The Bank is required to maintain non-interest bearing balances with correspondent banks to fulfill its regulatory reserve requirements. The average reserve requirement was approximately $1,938,000 in 1994.

11.  COMMITMENTS AND CONTINGENCIES:
     _____________________________

The Company is involved in various litigation which is routine to the nature of its business. Management believes that resolution of these matters will not result in any material adverse effect on the financial statements.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include standby letters of credit and commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. The extent of collateral varies for each commitment but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit are commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees expire in 1995. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. Mortgage loans sold with recourse are pre-sold mortgage loans (FHA and VA type loans) that the Company sells to various lenders. The Company does not retain any servicing rights and interest rate risk is minimal as rates are locked in at closing. The loans are sold with a 90-day recourse period.

Financial instruments whose contract amounts represent credit risk as of December 31, 1994 are as follows:

                                          1994
                                          ____

Commitments to extend credit           $16,562,000
Standby letters of credit                1,457,000
Mortgage loans sold with recourse          848,000

The Bank does not maintain insurance coverage protection for losses resulting from actions of their directors or officers. The Bank has agreed to indemnify its officers and directors for personal losses from litigation while serving as officers and directors.

12.  EMPLOYEE BENEFIT PLANS:
     ______________________

In December 1990, the FASB issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Statement, which is effective for fiscal years beginning after December 15, 1994, requires the accrual of the expected costs of postretirement benefits during the years that an eligible employee renders service to the employer. The Company has not adopted the new standard as of December 31, 1994. As of December 31, 1994, the accumulated postretirement benefit obligation (APBO) related to these benefits was estimated to be approximately $350,000. The Company has the option, upon adopting SFAS No. 106, of recognizing the APBO immediately or over a 20 year period. Subsequent to adoption, the Company does not expect the annual expense related to these benefits to materially differ from that recognized prior to adoption.

Effective January 1, 1988, the Company adopted a defined contribution savings plan for its employees. Under the terms of the plan, the Company shall make a matching contribution of no less than 40% of the first 3% of the employee's compensation contributed. For 1994, the Company matched 40% of the first 4% of employee contributions representing contributions of $37,000. In addition, the employer may make a discretionary contribution as authorized by the Board of Directors. No discretionary contribution was made in 1994.

The Chief Executive Officer has an employment agreement which provides for a payment of three years' salary upon change of control of the Company. In addition, retention agreements were adopted in 1994 to encourage certain other officers of the Bank to continue their employment with the Bank in the context of ongoing merger discussions between the Company and certain non-affiliated financial institutions. The retention agreements were executed primarily to maintain stability within the organization and reduce the risk of loss of key members of management before consummation of any potential merger or acquisition of the Company. The retention agreements provide that if the Officers remain with the Bank through the consummation of a merger, and certain other conditions are satisfied, they would receive additional compensation. The Company accrued $1,393,000 as of December 31, 1994 associated with the employment and retention agreements. This amount is included in salaries and benefits in the December 31, 1994 consolidated statement of income.

13.  FAIR VALUE OF FINANCIAL INSTRUMENTS:
     ___________________________________

Fair values of financial instruments are based on quoted market prices when available. If quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Further, the disclosures do not include estimated fair value for the core deposit intangible, which is not a financial instrument, but represents significant value to the Company. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The carrying amount of cash and short-term investments, demand, money market and savings deposits and short-term borrowing approximates the estimated fair value of these financial instruments. The estimated fair value of securities is based on quoted market prices, dealer quotes and prices obtained from independent pricing services. The estimated fair value of loans, time deposits and long-term debt is estimated based on present values using applicable risk-adjusted spreads to the U. S. Treasury bond yield curve to approximate entry-value interest rates applicable to each category of these financial instruments.

Entry-value interest rates were not adjusted for changes in credit of performing commercial loans for which there are no known credit concerns. Management believes that the risk factor embedded in the entry-value interest rates results in a fair valuation of these loans on an entry-value basis.

Variances between the carrying amount and the estimated fair value of loans reflect both interest rate risk and credit risk. The fair value estimates presented are based on information available to management as of December 31, 1994. The carrying amount and estimated fair value of off-balance sheet financial instruments is immaterial.


                                        December 31, 1994
                                     ________________________
                                                   Estimated
                                       Carrying       Fair
                                        Amount       Value
                                     ___________  ___________
ASSETS:
 Cash and short-term investments     $39,338,487  $39,338,487
 Securities                           38,308,045   38,317,424
 Commercial loans                     86,967,356   84,865,753
 Installment loans                    61,266,389   58,951,839

LIABILITIES:
 Demand deposits                      43,507,144   43,507,144
 Savings deposits                    102,774,895  102,774,895
 Time deposits                        72,156,934   71,102,093



14.  PARENT COMPANY ONLY FINANCIAL DATA:
     __________________________________

The condensed balance sheet of First Bancshares, Inc. (parent company only) as of December 31, 1994, and the statement of income for the year then ended follow:

                           BALANCE SHEET
                           _____________
                              ASSETS
                              ______


INVESTMENT IN FIRST BANK                                   $21,395,943

CASH                                                         1,280,433

OTHER ASSETS                                                    77,104
                                                           ___________
      Total assets                                         $22,753,480
                                                           ===========

               LIABILITIES AND SHAREHOLDERS' EQUITY
               ____________________________________

DIVIDEND PAYABLE                                              $811,209

ACCRUED TAXES, INTEREST AND EXPENSES                         1,269,032
                                                           ___________
      Total liabilities                                      2,080,241
                                                           ___________
SHAREHOLDERS' EQUITY                                        20,673,239
                                                           ___________
      Total liabilities and shareholders' equity           $22,753,480
                                                           ===========

                        STATEMENT OF INCOME
                        ___________________

REVENUES:
 Dividends received from First Bank                         $2,500,000
 Undistributed earnings of First Bank                        1,960,868
 Interest income                                                 5,587
                                                           ___________
      Total revenues                                         4,466,455
                                                           ___________
EXPENSES:
 Interest expense                                               27,732
 Other expenses, net                                         1,409,512
                                                           ___________
      Total expenses                                         1,437,244
                                                           ___________
INCOME BEFORE INCOME TAXES                                   3,029,211

CREDIT FOR INCOME TAXES                                         49,252
                                                           ___________
NET INCOME                                                  $3,078,463
                                                           ===========

                         FIRST COMMERCE CORPORATION

             PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                (Unaudited)


        In addition to the merger with First Bancshares, Inc., First Commerce Corporation recently completed a merger with City Bancorp, Inc. and has a merger pending with Lakeside Bancshares, Inc., which are described below. The unaudited pro forma condensed combined balance sheet as of December 31, 1994 and the unaudited pro forma condensed combined statements of income for the years ended December 31, 1994, 1993 and 1992 appearing on the following pages give effect to the mergers of First Bancshares, Inc., City Bancorp, Inc. and Lakeside Bancshares, Inc. into First Commerce Corporation ("FCC"). A brief description of each of the mergers follows.

         On February 17, 1995, First Bancshares, Inc. (First), the parent company of First Bank, Slidell, Louisiana, merged into FCC in exchange for 2,705,537 shares of FCC common stock. First Bank was merged into First National Bank of Commerce (FNBC), a wholly owned subsidiary of FCC.

         On February 17, 1995, City Bancorp, Inc. (City), the parent company of City Bank and Trust Company, New Iberia, Louisiana, merged into FCC in exchange for 516,100 shares of FCC common stock. City Bank was merged into The First National Bank of Lafayette, a wholly owned subsidiary of FCC. FCC has repurchased the shares of common stock equal to the number of shares issued for the City acquisition.

         FCC and Lakeside Bancshares, Inc. (Lakeside) have signed a definitive agreement to merge the two companies and their respective subsidiaries, The First National Bank of Lake Charles (FNBLC) and Lakeside National Bank of Lake Charles (LNB). Shareholders of Lakeside will receive shares of FCC Common Stock with a value of approximately $30 million. The number of shares will be determined at the time the mergers are effected.

        The First merger was accounted for using the pooling-of-interests method of accounting. The City merger was accounted for using the purchase method of accounting, and the Lakeside merger is expected to be accounted for as a pooling-of-interests. The following pro forma financial statements have been prepared to reflect the consummation of all of the described mergers.

         No provision has been made for nonrecurring charges or credits directly related to the mergers. Such charges are estimated to be $2.5 million, after taxes. Certain direct costs of the mergers which have been incurred and included in the pro forma financial statements are approximately $2 million, after taxes. The unaudited pro forma condensed combined balance sheet includes adjustments directly attributable to the proposed mergers based on estimates derived from information currently available.

         The proforma financial statements do not purport to be indicative of the financial position or results of operations that would actually have been obtained if the mergers had been in effect at such dates or for such periods, or of the results that may be obtained in the future.

                             FIRST COMMERCE CORPORATION
             PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
                                 December 31, 1994
                                   (In thousands)

                                                     Historical
                               --------------------------------------------------                       Pro            Pro
                                                                        City        Lakeside          Forma           Forma
                                  FCC       Lakeside      First      (Unaudited)  Divestiture<FN1> Adjustments<FN2>  Combined
                               -----------  -----------  -----------  -----------   ----------      -----------      -----------
ASSETS
  Cash and due from banks       $  397,376   $   16,348   $   11,165   $    4,673   $   (6,904)    $  (13,759)<FN3>   $  408,899
  Interest-bearing deposits
    in other banks                     138        4,846          143           99            -            -                5,226
  Securities held to maturity        8,800       39,644        3,084        9,031            -            -               60,559
  Securities available for sale  2,458,443        8,856       35,224       16,885            -            -            2,519,408
  Trading account securities         8,970            -            -            -            -            -                8,970
  Federal funds sold and
    securities purchased under
    resale agreements               38,200        9,120       28,030        2,250            -            -               77,600
  Loans and leases, net of
    unearned income              3,236,653       91,616      150,511       44,033      (25,534)           -            3,497,279
    Allowance for loan losses      (53,656)      (3,038)      (2,277)        (581)           -            -              (59,552)
                               -----------  -----------  -----------  -----------   ----------  -----------         -----------
     Net loans and leases        3,182,997       88,578      148,234       43,452      (25,534)                        3,437,727
  Premises and equipment           117,441        8,205        5,718        1,828         (701)           -              132,491
  Goodwill and other intangible
    assets                          15,118            -            -            -            -        6,047 <FN4>         21,165
  Other assets                     331,207        1,497       12,612          837         (105)           -              346,048
                               -----------  -----------  -----------  -----------  -----------  -----------         -----------
      Total assets              $6,558,690   $  177,094   $  244,210   $   79,055   $  (33,244)  $   (7,712)          $7,018,093
                               ===========  ===========  ===========  ===========  ===========  ===========         ===========

LIABILITIES
    Noninterest-bearing
      deposits                  $1,226,752   $   46,494   $   43,507   $   16,056   $  (11,067)  $        -           $1,321,742
    Interest-bearing deposits    4,231,318      113,185      174,932       50,562      (25,735)           -            4,544,262
      Total deposits             5,458,070      159,679      218,439       66,618      (36,802)                        5,866,004
  Short-term borrowings            470,483           20          491        4,036            -            -              475,030
  Other liabilities                 70,135          593        4,607          689        1,218            -               77,242
  Long-term debt                    88,956            -            -            -            -            -               88,956
                               -----------  -----------  -----------  -----------   ----------  -----------          -----------
      Total liabilities          6,087,644      160,292      223,537       71,343      (35,584)                        6,507,232
                               -----------  -----------  -----------  -----------   ----------  -----------          -----------
STOCKHOLDERS' EQUITY
  Preferred stock                   59,954            -            -            -            -            -               59,954
  Common stock                     130,963        1,250          848          500            -       16,636<FN5>         150,197
  Capital surplus                  137,671        2,500        3,823        2,504            -      (19,643)<FN5>        126,855
  Retained earnings                214,808       13,248       16,495        5,230        2,340       (5,230)<FN5>        246,891
  Unearned restricted stock
    compensation                      (592)           -            -            -            -            -                 (592)
  Treasury stock                         -            -           (3)           -            -            3<FN5>               -
  Unrealized gain(loss) on
    securities available for
    sale                           (71,758)        (196)        (490)        (522)           -          522<FN5>        (72,444)
                               -----------  -----------  -----------  -----------   ----------  -----------         -----------
      Total stockholders'
        equity                     471,046       16,802       20,673        7,712        2,340       (7,712)            510,861
                               -----------  -----------  -----------  -----------  -----------  -----------         -----------
      Total liabilities and
        stockholders'
        equity                  $6,558,690   $  177,094   $  244,210   $   79,055   $  (33,244)  $   (7,712)         $7,018,093
                               ===========  ===========  ===========  ===========  ===========  ===========         ===========
(See accompanying notes)


               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
                                Year Ended December 31, 1994
                              (In thousands, except share data)


                                                         Historical
                                   ------------------------------------------------------        Pro           Pro
                                                                                City            Forma         Forma
                                       FCC         Lakeside       First      (Unaudited)     Adjustments     Combined
                                   ------------  ------------  ------------  ------------    ------------  ------------
Interest income                    $   408,004   $    11,533   $    19,978   $     5,899     $             $   445,414
Interest expense                       151,743         2,724         4,784         1,931               -       161,182
                                   ------------  ------------  ------------  ------------    ------------  ------------

Net interest income                    256,261         8,809        15,194         3,968               -       284,232
Provision for loan losses              (11,568)            -           125           175               -       (11,268)
                                   ------------  ------------  ------------  ------------    ------------  ------------
Net interest income after
  provision for loan losses            267,829         8,809        15,069         3,793               -       295,500
Other income                            66,885         3,238         2,549           823               -        73,495
Operating expense                      241,362         9,710        12,354         3,300             403<FN6>  267,129
                                   ------------  ------------  ------------  ------------    ------------  ------------

Income (loss) before income tax expe    93,352         2,337         5,264         1,316            (403)      101,866
Income tax expense                      29,668           775         2,186           458               -        33,087
                                   ------------  ------------  ------------  ------------    ------------  ------------

Net income (loss)                       63,684         1,562         3,078           858            (403)       68,779
Preferred dividend requirements          4,347             -             -             -               -         4,347
                                   ------------  ------------  ------------  ------------    ------------  ------------
Income (loss) applicable to common
  shares                            $    59,337   $     1,562   $     3,078   $       858     $      (403)  $    64,432
                                   ============  ============  ============  ============    ============  ============

Earnings per share<FN7>
  Primary                          $      2.25   $      3.12   $      3.63   $      8.58                   $      2.14
  Fully diluted                    $      2.19   $      3.12   $      3.63   $      8.58                   $      2.09

Weighted average shares outstanding<FN7>
  Primary                           26,317,242       500,000       847,658       100,000                    30,163,897
  Fully diluted                     29,111,621       500,000       847,658       100,000                    32,958,276

(See accompanying notes)



           PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
                         Year Ended December 31, 1993
                       (In thousands, except share data)


                                                      Historical
                                   ------------------------------------------------------        Pro           Pro
                                                                                City            Forma         Forma
                                       FCC         Lakeside      First       (Unaudited)     Adjustments     Combined
                                   ------------  ------------  ------------  -----------     ------------  ------------
Interest income                    $   393,334   $    11,999   $    20,640   $     6,033     $         -   $   432,006
Interest expense                       143,324         3,207         5,030         1,788               -       153,349
                                   ------------  ------------  ------------  ------------    ------------  ------------

Net interest income                    250,010         8,792        15,610         4,245               -       278,657
Provision for loan losses               (4,504)            -        (1,300)          205               -        (5,599)
                                   ------------  ------------  ------------  ------------    ------------  ------------
Net interest income after
  provision for loan losses            254,514         8,792        16,910         4,040               -       284,256
Other income                           102,421         3,256         2,544           807               -       109,028
Operating expense                      221,080         9,764        10,586         3,224             403<FN6>  245,057
                                   ------------  ------------  ------------  ------------    ------------  ------------

Income before income tax expense       135,855         2,284         8,868         1,623            (403)      148,227
Income tax expense                      40,641           822         2,919           552               -        44,934
                                   ------------  ------------  ------------  ------------    ------------  ------------

Net income<FN8>                         95,214         1,462         5,949         1,071            (403)      103,293
Preferred dividend requirements          4,348             -             -             -               -         4,348
                                   ------------  ------------  ------------  ------------    ------------  ------------
Income applicable to common shares $    90,866   $     1,462   $     5,949   $     1,071     $      (403)  $    98,945
                                   ============  ============  ============  ============    ============  ============

Earnings per share<FN7>
  Primary                          $      3.48   $      2.92   $      7.02   $     10.71                   $      3.30
  Fully diluted                    $      3.18   $      2.92   $      7.02   $     10.71                   $      3.07

Weighted average shares outstanding<FN7>
  Primary                           26,132,211       500,000       847,787       100,000                    29,978,866
  Fully diluted                     32,125,003       500,000       847,787       100,000                    35,971,658

(See accompanying notes)


                 PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
                                 Year Ended December 31, 1992
                              (In thousands, except share data)


                                                       Historical
                                   ------------------------------------------------------        Pro           Pro
                                                                                City            Forma         Forma
                                       FCC        Lakeside        First      (Unaudited)     Adjustments     Combined
                                   ------------  ------------  ------------  ------------    ------------  ------------
Interest income                    $   398,701   $    13,593   $    20,495   $     6,086     $         -   $   438,875
Interest expense                       163,348         4,798         6,682         2,073               -       176,901
                                   ------------  ------------  ------------  ------------    ------------  ------------

Net interest income                    235,353         8,795        13,813         4,013               -       261,974
Provision for loan losses               22,040           675           680           236               -        23,631
                                   ------------  ------------  ------------  ------------    ------------  ------------
Net interest income after
  provision for loan losses            213,313         8,120        13,133         3,777               -       238,343
Other income                            96,627         4,167         2,106           728               -       103,628
Operating expense                      203,781        10,383         9,785         3,113             403<FN6>  227,465
                                   ------------  ------------  ------------  ------------    ------------  ------------
Income before income tax expense and
  minority interest                    106,159         1,904         5,454         1,392            (403)      114,506
Income tax expense                      32,766           689         1,774           226               -   -    35,455
                                   ------------  ------------  ------------  ------------    ------------  ------------
Income before minority interest         73,393         1,215         3,680         1,166            (403)       79,051
Earnings of minority interest              918             -             -             -               -           918
                                   ------------  ------------  ------------  ------------    ------------  ------------

Net income                              72,475         1,215         3,680         1,166            (403)       78,133
Preferred dividend requirements          4,076             -             -             -               -         4,076
                                   ------------  ------------  ------------  ------------    ------------  ------------
Income applicable to common shares $    68,399   $     1,215   $     3,680   $     1,166     $      (403)  $    74,057
                                   ============  ============  ============  ============    ============  ============

Earnings per share<FN7>
  Primary                          $      2.88   $      2.43   $      4.34   $     11.66                   $      2.69
  Fully diluted                    $      2.70   $      2.43   $      4.34   $     11.66                   $      2.56

Weighted average shares outstanding<FN7>
  Primary                           23,728,540       500,000       847,787       100,000                    27,575,195
  Fully diluted                     29,568,365       500,000       847,787       100,000                    33,415,020

(See accompanying notes)


                  NOTES TO PRO FORMA CONDENSED COMBINED
                    FINANCIAL STATEMENTS (Unaudited)


<FN1>       In order to eliminate any concern about the competitive impact of the proposed merger, FCC and Lakeside have committed to the divestiture of two branches of LNB. The sale of the two branches will include loans, deposits, premises and equipment, and cash related to the branches. The amounts shown represent the estimated book values of the assets and liabilities to be sold as result of these divestitures, with a resulting net gain of $3.6 million before taxes.

<FN2>       To calculate pro forma information, it has been assumed that the number of outstanding shares of FCC Common Stock includes shares to be issued upon consummation of the mergers. In connection with the Lakeside merger, FCC will issue shares of its common stock to the shareholders of Lakeside. Under the terms of the proposed merger with Lakeside, the number of shares of FCC Common Stock to be delivered will be determined by reference to the average of the closing sales prices of a share of FCC Common Stock for the 20 trading days ending on the fifth trading day trading day before the closing date for the merger. For purposes of these pro formas , the conversion rate has been assumed to be
            2.28 based on the average closing sales prices of a share of FCC common stock for the 20 trading days ending March 8, 1995 of $26.29. The total number of shares issued in the transaction with First was 2,705,537. The total number of shares issued in the transaction with City was 516,100. FCC has repurchased shares equal to the number issued in the City transaction at a weighted average price of $26.66.

<FN3>       Reflects the cost to repurchase the shares issued in conjunction with the City merger.

<FN4>       To record the estimated excess cost over fair value of City's net assets of $6.0 million as required by generally accepted accounting principles. For purposes of these pro formas, it has been assumed that the adjustment from book values to fair values for City would not be material; therefore these adjustments are not reflected.

<FN5>       Calculation of Pro Forma Capital.  As required by generally accepted accounting principles under the pooling-of-interests method of accounting, FCC's Common Stock account has been decreased by the balance in common stock for Lakeside and First and increased by the par value of the FCC common stock issued and assumed to be issued under the mergers. As required by generally accepted accounting principles under the purchase method of accounting, FCC's stockholders' equity has been decreased by the balance in City's stockholders' equity accounts. An analysis of these adjustments follows (in thousands):


                                          Stockholders' Equity
                  -------------------------------------------------------------------------
                                                                   Loss On
                                                                  Securities     Total
                      Common     Capital   Retained   Treasury     Available  Stockholders'
December 31, 1994     Stock      Surplus   Earnings    Stock       For Sale      Equity
- ----------------- -------------------------------------------------------------------------
Lakeside (A)      $   5,706   $  (1,956) $       -  $       -     $     -      $  3,750
                     (1,250)     (2,500)         -          -           -        (3,750)

First (B)            13,528      (8,860)         -          -           -         4,668
                       (848)     (3,823)         -          3           -        (4,668)

City (C)                  -           -          -          -           -             -
                       (500)     (2,504)    (5,230)         -         522        (7,712)

                  ----------------------------------------------------------------------
Total             $  16,636   $ (19,643) $  (5,230) $       3     $   522      $ (7,712)
                  ======================================================================


            (A) Issuance of 1,141,118 shares of FCC common stock for 500,000 shares of Lakeside common stock in a transaction accounted for as a pooling-of-interests. FCC's common stock account has been decreased by the balance in Lakeside's common stock account ($1,250,000) and increased by the par value of the FCC common stock issued ($5,706,000).

            (B) Issuance of 2,705,537 shares of FCC common stock for 848,658 shares of First common stock in a transaction accounted for as a pooling-of-interests. FCC's common stock account has been decreased by the balance in First's common stock account ($848,000) and increased by the par value of the FCC common stock issued ($13,528,000).

            (C) Issuance of 516,100 shares of FCC common stock for 100,000 shares of City common stock in a transaction accounted for as a purchase. FCC's common stock account has been decreased by the balance in City's common stock account ($500,000). Excess cost over fair value of approximately $6 million will be recorded as a result of this transaction.

                         FINANCIAL STATEMENTS (Unaudited)


<FN6>       To record the excess cost over fair value for the City merger of
            $6,047,000. The excess cost is being amortized over 15 years on a straight-line basis.

<FN7>       Pro forma earnings per share have been computed on the pro forma combined weighted average shares outstanding. Pro forma combined weighted average shares outstanding include weighted average outstanding shares of FCC Common Stock, after adjustment for shares of FCC Common Stock assumed to be issued in connection with the mergers. Income for primary earnings per share is adjusted for preferred stock dividends. Income for fully diluted earnings per share is adjusted for interest related to convertible debentures, net of the related income tax effect, and preferred stock dividends.

<FN8>       First and Lakeside adopted Statement of Financial Accounting
            Standards No. 109, "Accounting for Income Taxes" in 1993 and reported the cumulative effect of this change in their resepctive 1993 consolidated statements of income. The effect of this change was a $131,000 decrease in net income for Lakeside and a $40,000 increase in net income for First. These amounts are not considered to be components of ongoing results and, accordingly, have not been included in the historical or combined pro forma amounts presented.

                                        SIGNATURE



                    Pursuant to the requirements of the Securities Exchange
               Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             FIRST COMMERCE CORPORATION


                                             By: /s/ Thomas L. callicutt, Jr.
                                                  Thomas L. Callicutt, Jr.
                                                   Senior Vice President,
                                                       Controller and
                                                Principal Accounting Officer


               Dated:  March 31, 1995

                                      EXHIBIT INDEX



                                                                    Page
               Exhibits                                            Number

                   2 Agreement and Plan of Merger dated May 27, 1994, included as Exhibit 2 to First Commerce Corporation's Registration
                       Statement on Form S-4 (Registration Number
                       33-54865)  and   incorporated   herein  by
                       reference.

                   4.1 Indenture     between    First    Commerce
                       Corporation and Republic Bank Dallas, N.A.
                       (now NationsBank of Texas, N.A.), Trustee,
                       including the form  of 12-3/4% Convertible
                       Debenture due 2000, Series  A  included as
                       Exhibit     4.1    to    First    Commerce
                       Corporation's Annual Report on Form 10-K for the year ended December 31, 1985 and incorporated herein by reference.

                   4.2 Indenture     between    First    Commerce
                       Corporation and Republic Bank Dallas, N.A.
                       (now NationsBank of Texas, N.A.), Trustee,
                       including the form  of 12-3/4% Convertible
                       Debenture due 2000, Series  B  included as
                       Exhibit     4.2    to    First    Commerce
                       Corporation's Annual Report on Form 10-K for the year ended December 31, 1986 and incorporated herein by reference.

                  23   Consent of Arthur Andersen LLP.